Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Kari Pfisterer Media Relations Rockwell Automation 414.382.2555	Patrick Goris Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports First Quarter 2017 Results

•	Reported sales up 4.5 percent; organic sales up 3.8 percent year over year

•	Diluted EPS of $1.65; Adjusted EPS of $1.75

•	Increasing fiscal 2017 EPS guidance: Diluted EPS $5.56 - $5.96; Adjusted EPS $5.95 - $6.35
MILWAUKEE (January 25, 2017) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2017 first quarter sales of $1,490.3 million, up 4.5 percent from $1,426.6 million in the first quarter of fiscal 2016. Organic sales grew 3.8 percent. Currency translation reduced sales by 1.1 percentage points, and acquisitions contributed 1.8 percentage points to sales growth.

Fiscal 2017 first quarter net income was $214.7 million or $1.65 per share, compared to $185.5 million or $1.40 per share in the first quarter of fiscal 2016. Fiscal 2017 first quarter Adjusted EPS was $1.75, up 17 percent compared to $1.49 in the first quarter of fiscal 2016. The increases in EPS and Adjusted EPS were primarily due to higher sales, strong margin performance and lower tax rates.

Pre-tax margin increased to 17.3 percent in the first quarter of fiscal 2017 from 16.6 percent in the same period last year. Total segment operating earnings were $316.6 million in the first quarter of fiscal 2017, up 7 percent from $295.9 million in the same period of fiscal 2016. Total segment operating margin was 21.2 percent compared to 20.7 percent a year ago. The increases in pre-tax margin and total segment operating margin were primarily due to higher sales and productivity, partially offset by higher incentive compensation.

Commenting on the results, Blake D. Moret, president and chief executive officer, said, “Four percent organic growth in the quarter is a great start to the fiscal year, better than we expected. We returned to organic growth in our largest market, the U.S., and we saw double-digit growth in emerging markets. I am also pleased with the contribution from recent acquisitions, along with our strong margin performance."

Outlook
Commenting on the outlook, Moret added, "The macro environment remains consistent with our assumptions earlier in the fiscal year. Oil and commodity prices have been stable or have inched up, and our business in these markets has been relatively flat now for a few quarters. Recent projections continue to call for improving GDP and Industrial Production growth rates, as well as a higher level of capital expenditures. We therefore expect continued growth in the consumer and transportation verticals, and expect heavy industry end markets to be about flat year over year.

"Taking the macro outlook and our strong first quarter into consideration, we are increasing full-year organic sales guidance by one point across the range, and increasing EPS guidance by ten cents across the range."

The following table provides updated guidance as it relates to sales growth and earnings per share for fiscal 2017:

Sales Growth Guidance		EPS Guidance
Reported sales growth	1% to 5%	Diluted EPS	$5.56 - $5.96
Organic sales growth	1% to 5%	Adjusted EPS	$5.95 - $6.35
Foreign currency impact	~ (2)%
Acquisition impact	~ 1.5%

Moret continued, “Strong underlying demand for our products enables us to accelerate investments this year in core technologies and domain expertise, and to expand the new value we are providing in Information Solutions and Connected Services. Together, these will further enhance our ability to bring The Connected Enterprise to life and profitably grow share at customers globally.

“I would like to thank our employees, partners and suppliers for their continued dedication in serving our customers.”

Following is a discussion of fiscal 2017 first quarter results for both segments.

Architecture & Software
Architecture & Software quarterly sales were $696.4 million, an increase of 8.3 percent compared to $642.9 million in the same period last year. Organic sales increased 7.6 percent, currency translation reduced sales by 1.0 percentage point, and acquisitions contributed 1.7 percentage points to sales growth. Segment operating earnings were $208.6 million compared to $176.2 million in the same period last year. Segment operating margin increased to 30.0 percent from 27.4 percent a year ago, primarily due to higher sales.

Control Products & Solutions
Control Products & Solutions quarterly sales were $793.9 million, an increase of 1.3 percent compared to $783.7 million in the same period last year. Organic sales increased 0.7 percent, currency translation reduced sales by 1.3 percentage points, and acquisitions contributed 1.9 percentage points to sales growth. Segment operating earnings were $108.0 million compared to $119.7 million in the same period last year. Segment operating margin decreased to 13.6 percent from 15.3 percent a year ago, primarily due to higher incentive compensation.

Other Information
In the first quarter of fiscal 2017 cash flow provided by operating activities was $310.8 million and free cash flow was $271.4 million. Return on invested capital was 34.6 percent.

Fiscal 2017 first quarter general corporate-net expense was $14.9 million compared to $18.0 million in the first quarter of fiscal 2016.

On a GAAP basis, the effective tax rate in the first quarter of fiscal 2017 was 16.7 percent compared to 21.7 percent in the first quarter of fiscal 2016. The Adjusted Effective Tax Rate for the first quarter of fiscal 2017 was 18.1 percent compared to 22.8 percent a year ago. The decreases in the effective tax rate and the Adjusted Effective Tax Rate were primarily due to larger favorable discrete tax items in the current quarter compared to the prior year. For fiscal 2017, the Company now expects an effective tax rate of approximately 22.5 percent and an Adjusted Effective Tax Rate of approximately 23.5 percent.

During the first quarter of fiscal 2017, the Company repurchased 646 thousand shares of its common stock at a cost of $80.8 million. At December 31, 2016, $864.2 million remained available under the existing share repurchase authorization.

Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Wednesday, January 25, 2017. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to the safety and security of the products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	a disruption to our distribution channels;

•	the availability and price of components and materials;

•	the successful integration and management of acquired businesses;

•	the successful execution of our cost productivity initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.
These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs approximately 22,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended December 31,
	2016	2015
Sales
Architecture & Software (a)	$696.4	$642.9
Control Products & Solutions (b)	793.9	783.7
Total sales (c)	$1,490.3	$1,426.6

Segment operating earnings
Architecture & Software (d)	$208.6	$176.2
Control Products & Solutions (e)	108.0	119.7
Total segment operating earnings[1] (f)	316.6	295.9

Purchase accounting depreciation and amortization	(5.6)	(4.7)
General corporate—net	(14.9)	(18.0)
Non-operating pension costs	(19.8)	(18.9)
Interest expense	(18.7)	(17.4)
Income before income taxes (g)	257.6	236.9
Income tax provision	(42.9)	(51.4)
Net income	$214.7	$185.5

Diluted EPS	$1.65	$1.40

Adjusted EPS[2]	$1.75	$1.49

Average diluted shares	129.7	132.6

Segment operating margin
Architecture & Software (d/a)	30.0%	27.4%
Control Products & Solutions (e/b)	13.6%	15.3%
Total segment operating margin[1] (f/c)	21.2%	20.7%

Pre-tax margin (g/c)	17.3%	16.6%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension costs, interest expense and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our Company. Our measures of total segment operating earnings and total segment operating margin may be different from those used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes the non-operating pension costs and their related income tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension costs and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended December 31,
	2016	2015
Sales	$1,490.3	$1,426.6
Cost of sales	(848.0)	(813.9)
Gross profit	642.3	612.7

Selling, general and administrative expenses	(370.0)	(359.9)
Other income	4.0	1.5
Interest expense	(18.7)	(17.4)
Income before income taxes	257.6	236.9
Income tax provision	(42.9)	(51.4)

Net income	$214.7	$185.5

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	December 31, 2016	September 30, 2016
Assets
Cash and cash equivalents	$1,594.6	$1,526.4
Short-term investments	888.0	902.8
Receivables	1,036.5	1,079.0
Inventories	541.7	526.6
Property, net	562.6	578.3
Goodwill and intangibles	1,298.4	1,329.2
Other assets	1,172.5	1,158.9
Total	$7,094.3	$7,101.2

Liabilities and Shareowners’ Equity
Short-term debt	$658.6	$448.6
Accounts payable	506.8	543.1
Long-term debt	1,240.9	1,516.3
Other liabilities	2,638.3	2,603.1
Shareowners’ equity	2,049.7	1,990.1
Total	$7,094.3	$7,101.2

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Three Months Ended December 31,
	2016	2015
Operating activities:
Income from continuing operations	$214.7	$185.5
Depreciation and amortization	40.4	41.3
Retirement benefits expense	43.0	39.2
Pension contributions	(13.5)	(10.6)
Receivables/inventories/payables	(32.3)	(36.6)
Advance payments from customers and deferred revenue	16.8	18.1
Compensation and benefits	22.4	(80.6)
Income taxes	22.3	11.3
Other	(3.0)	17.2
Cash provided by operating activities	310.8	184.8
Investing activities:
Capital expenditures	(39.4)	(40.2)
Acquisition of businesses, net of cash acquired	(1.1)	—
Purchases of short-term investments	(191.3)	(312.4)
Proceeds from maturities of short-term investments	193.9	261.1
Proceeds from sale of property	0.3	0.2
Cash used for investing activities	(37.6)	(91.3)
Financing activities:
Net (repayment) issuance of short-term debt	(40.0)	161.0
Cash dividends	(97.5)	(95.6)
Purchases of treasury stock	(82.0)	(127.4)
Proceeds from the exercise of stock options	67.6	4.0
Excess income tax benefit from share-based compensation	—	0.7
Cash used for financing activities	(151.9)	(57.3)
Effect of exchange rate changes on cash	(53.1)	(14.3)
Increase in cash and cash equivalents	$68.2	$21.9

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three months ended December 31, 2016 compared to sales for the three months ended December 31, 2015:

	Three Months Ended December 31,
	2016					2015
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$820.1	$0.2	$820.3	$(18.7)	$801.6	$787.3
Canada	82.7	0.3	83.0	(0.1)	82.9	78.7
Europe, Middle East, Africa	270.7	4.1	274.8	(5.4)	269.4	274.2
Asia Pacific	205.6	3.2	208.8	(1.5)	207.3	173.0
Latin America	111.2	9.0	120.2	(0.1)	120.1	113.4
Total	$1,490.3	$16.8	$1,507.1	$(25.8)	$1,481.3	$1,426.6

The following is a reconciliation of reported sales to organic sales for our operating segments for the three months ended December 31, 2016 compared to sales for the three months ended December 31, 2015:

	Three Months Ended December 31,
	2016					2015
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$696.4	$6.6	$703.0	$(11.1)	$691.9	$642.9
Control Products & Solutions	793.9	10.2	804.1	(14.7)	789.4	783.7
Total	$1,490.3	$16.8	$1,507.1	$(25.8)	$1,481.3	$1,426.6

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs and their related income tax effects. We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. These components of net periodic benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these costs to be unrelated to the operating performance of our business. We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension costs for the three months ended December 31, 2016 and 2015:

	Three Months Ended December 31,
	2016	2015
Service cost	$24.1	$22.1
Amortization of prior service credit	(0.8)	(0.7)
Operating pension costs	23.3	21.4

Interest cost	37.8	42.5
Expected return on plan assets	(56.2)	(54.7)
Amortization of net actuarial loss	38.0	31.1
Settlements	0.2	—
Non-operating pension costs	19.8	18.9

Net periodic pension cost	$43.1	$40.3

The following are reconciliations of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended December 31,
	2016	2015
Income from continuing operations	$214.7	$185.5
Non-operating pension costs	19.8	18.9
Tax effect of non-operating pension costs	(7.2)	(6.8)
Adjusted Income	$227.3	$197.6

Diluted EPS from continuing operations	$1.65	$1.40
Non-operating pension costs per diluted share	0.15	0.14
Tax effect of non-operating pension costs per diluted share	(0.05)	(0.05)
Adjusted EPS	$1.75	$1.49

Effective tax rate	16.7%	21.7%
Tax effect of non-operating pension costs	1.4%	1.1%
Adjusted Effective Tax Rate	18.1%	22.8%

	Fiscal 2017 Guidance	Year Ended September 30, 2016

Diluted EPS from continuing operations	$5.56 - $5.96	$5.56
Non-operating pension costs per diluted share	0.61	0.58
Tax effect of non-operating pension costs per diluted share	(0.22)	(0.21)
Adjusted EPS	$5.95 - $6.35	$5.93

Effective tax rate	~ 22.5%	22.6%
Tax effect of non-operating pension costs	~ 1.0%	1.0%
Adjusted Effective Tax Rate	~ 23.5%	23.6%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In the first quarter of fiscal year 2017, we adopted a new share-based compensation accounting standard that requires the excess income tax benefit from share-based compensation to be classified as an operating, rather than as a financing, cash flow. In previous periods, we added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows. Beginning in the first quarter of fiscal year 2017, no adjustment is necessary as this benefit is already included in operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2015	Mar. 31, 2016	Jun. 30, 2016	Sep. 30, 2016	Dec. 31, 2016
Cash provided by continuing operating activities	$184.8	$214.5	$276.0	$272.0	$310.8
Capital expenditures	(40.2)	(12.4)	(26.8)	(37.5)	(39.4)
Excess income tax benefit from share-based compensation	0.7	0.5	1.2	0.9	—
Free cash flow	$145.3	$202.6	$250.4	$235.4	$271.4

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, for the most recent twelve months; divided by
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term investments; multiplied by
(c) one minus the effective tax rate for the twelve-month period.
ROIC is calculated and reconciled to GAAP measures as follows:

	Twelve Months Ended
	December 31,
	2016	2015
(a) Return
Income from continuing operations	$758.9	$798.9
Interest expense	72.6	66.2
Income tax provision	204.9	278.0
Purchase accounting depreciation and amortization	19.3	20.3
Return	1,055.7	1,163.4
(b) Average invested capital
Short-term debt	380.0	133.8
Long-term debt	1,457.0	1,379.4
Shareowners’ equity	2,122.6	2,437.0
Accumulated amortization of goodwill and intangibles	815.5	797.1
Cash and cash equivalents	(1,495.2)	(1,427.7)
Short-term investments	(879.7)	(667.7)
Average invested capital	2,400.2	2,651.9
(c) Effective tax rate
Income tax provision	204.9	278.0
Income from continuing operations before income taxes	$963.8	$1,076.9
Effective tax rate	21.3%	25.8%
(a) / (b) * (1-c) Return On Invested Capital	34.6%	32.6%